EXHIBIT 3.1

FIRST AMENDMENT TO

BYLAWS OF BAYLAKE CORP.

The Bylaws are amended as follows:

1.

ARTICLE VI.  Article VI of the Bylaws is replaced in its entirety with the following:

ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

6.01.  Certificates for Shares.  Shares of the corporation’s stock may be certificated or uncertificated as provided under Wisconsin law.  Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors.  Such certificates shall be signed by the President or a Vice-President and by the Secretary or an Assistant Secretary.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 6.05.

6.02.  Uncertificated Shares.  The Board of Directors may authorize the issuance of any shares of any of the corporation’s classes or series without certificates.  The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation.

6.03.  Transfer of Shares.  Transfers of shares shall be made on the books of the corporation only by the record holder of such shares, or by such person’s attorney lawfully constituted in writing, and, in the case of shares represented by a certificate, upon surrender of the certificate.  Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty.  The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes.  The corporation may require reasonable assurance that all transfer endorsements are genuine and effective and in compliance with all regulations prescribed by or under the authority of the Board of Directors.

6.04.  Restrictions on Transfer.  The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

6.05.  Lost, Destroyed or Stolen Certificates.  Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

6.06.  Signature by Former Officer, Transfer Agent or Registrar.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any certificate of shares has ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if that person were still an officer, transfer agent or registrar at the date of its issue.

6.07.  Consideration for Shares.  The shares of the corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof.  The consideration to be paid for shares may be paid in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the corporation.  When payment of the consideration for which shares are to be issued shall have been received by the corporation, such shares shall be deemed to be fully paid and nonassessable by the corporation.  No share and/or certificate for such share shall be issued until such share is fully paid.

6.08.  Stock Regulations.  The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

2.

All other provisions of the Corporation’s Bylaws shall remain in full force and effect.

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